UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

November 17, 2008

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33338	13-2721761
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of principal executive offices)	(Zip Code)

(412) 432-3300

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.      Material Impairments

On November 17, 2008, American Eagle Outfitters, Inc. ( "we" or the "Company") concluded that for the quarter ended November 1, 2008 ("the third quarter"), we will incur an other-than-temporary impairment charge ("OTTI") of $19.9 million, or $0.09 per diluted share, in connection with the valuation of our investments in certain auction rate preferred securities ("ARPS") and preferred stock. Additionally, we will recognize net incremental unrealized losses of $21.8 million through other comprehensive income ("OCI") in connection with the valuation of the balance of our auction rate securities ("ARS") portfolio.

During the third quarter, the Company had redemptions of ARS issues at par plus accrued interest, for a total of $8.2 million.  At November 1, 2008, we held $615.5 million in cash and cash equivalents and short-term and long-term investments.  $332.8 million of this balance is in cash and liquid treasury funds.  The remaining investment holdings were as follows:

(in thousands, except no. of issues amount)	No. of issues	Par Value	Q3 YTD OCI	Q3 OTTI	Carrying Value as of November 1, 2008
Closed-end municipal fund ARS	6	$43,300	$ -	$ -	$43,300
Municipal Bond ARS	6	28,850	609	-	28,241
Auction rate preferred securities (ARPS)	8	44,400	6,916	16,040	21,444
Federally-insured student loan ARS	16	158,000	5,050	-	152,950
Private-insured student loan ARS	6	54,000	17,409	-	36,591
Freddie Mac preferred stock	1	4,000	-	3,845	155
Total	43	$332,550	$29,984	$19,885	$282,681

OTTI:

ARPS are a type of ARS that have an underlying asset of perpetual preferred stock.  In the event of default or liquidation of the collateral by the ARS issuer or trustee, the Company is entitled to receive non-convertible preferred shares in the ARS issuer.  Lehman Brothers Holdings, Inc. ("Lehman") (which filed for Chapter 11 bankruptcy protection during September 2008) acted as the broker and auction agent for all of the ARPS held by the Company.  The Lehman bankruptcy has resulted in the dissolution of the investment trust for the Freddie Mac ARPS and distribution of the underlying Freddie Mac preferred stock.  Consequently, the Company received 160,000 preferred shares of Freddie Mac.  At November 1, 2008, the Freddie Mac preferred shares were no longer paying dividends.  We valued these shares based on their quoted market price at the end of the quarter.  Due to the liquidation of the trust and the receipt of the underlying preferred shares, as well as the significance of the price decline, we recorded an OTTI charge of $3.9 million.

Furthermore, as a result of the Lehman bankruptcy, it is probable that the respective trust of each of our remaining ARPS (with the exception of two non-Lehman trust investments) will be dissolved at the next auction date and we will receive the underlying preferred stock of the respective issuer.  All of these issues of preferred stock are publicly traded and have experienced a significant decline in value.  Since it is unlikely that these investments will recover in value in the near term, we recorded an OTTI charge of $16.0 million based on the closing market price for the preferred shares on October 31, 2008.

OCI Charges:

As a result of the current market conditions, we recorded a net year-to-date temporary impairment of $30.0 million in connection with the valuation of our ARS portfolio at November 1, 2008.  We used a discounted cash flow ("DCF") model to value these investments.  The assumptions in our model included different recovery periods depending on the type of security and varying discount factors for yield and illiquidity.  These assumptions are subjective.  They are based on our current judgment and our view of current market conditions.  The use of different assumptions would result in a different valuation and related charge.

Based on the belief that our ARS investments can be liquidated through successful auctions or redemptions at par plus accrued interest, and on our ability and intent to hold these investments until such liquidation, we believe that the current illiquidity and impairment of these investments is temporary.  In addition, we believe that the current lack of liquidity relating to ARS investments will have no impact on our ability to fund our ongoing operations and growth initiatives.

We will continue to monitor the market for ARS and consider the impact, if any, on the fair value of our investments.  If current market conditions deteriorate further, or the anticipated recovery in market values does not occur, we may be required to record additional OTTI and/or temporary impairment.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This Current Report on Form 8-K contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding the value and liquidity of the Company's investments in auction rate securities. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the future auctions of the Company's ARS holdings will not be successful, that the Company may be required to take impairment charges relating to its ARS investments and the other risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.
(Registrant)

Date: November 19, 2008	By:	/s/ Joan Holstein Hilson
Joan Holstein Hilson
Executive Vice President and Chief Financial Officer, AE Brand